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                                                                   EXHIBIT 99.14


                       [CONSENT OF GOLDMAN, SACHS & CO.]


May 10, 2002


Board of Directors
AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920


Re: Amendment No. 3 to the Registration Statement on Form S-4 of AT&T Comcast Corporation ("AT&T Comcast") relating to the Class A common stock, par value $0.01 per share, the Class A Special common stock, par value $0.01 per share, and the Class B common stock, par value $0.01 per share, of AT&T Comcast, each being registered in connection with the transaction referred to below


Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 19, 2001, with respect to the fairness from a financial point of view to the holders (other than Comcast Corporation and its affiliates) of the Common Stock, par value $0.01 per share, of AT&T Broadband immediately before the Merger (as defined in our opinion letter) of the Exchange Ratio (as defined in our opinion letter) pursuant to the Agreement and Plan of Merger, dated as of December 19, 2001, by and among AT&T Corp. ("AT&T"), AT&T Broadband, Comcast Corporation, AT&T Comcast, AT&T Broadband Acquisition Corp., a wholly owned subsidiary of AT&T Comcast, and Comcast Acquisition Corp., a wholly owned subsidiary of AT&T Comcast.


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of AT&T in connection with its consideration of the AT&T Broadband Merger (as defined in our opinion letter) and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that AT&T has determined to include our opinion in the above-referenced Amendment No. 3 to the Registration Statement.




In that regard, we hereby consent to the reference to our opinion under the captions entitled "SUMMARY AND OVERVIEW OF THE TRANSACTIONS -- Opinions of Financial Advisors", "THE AT&T COMCAST TRANSACTION -- AT&T's Reasons for the AT&T Broadband Spin-Off and the AT&T Broadband Merger" and "OPINIONS OF FINANCIAL ADVISORS -- Opinions of AT&T's Financial Advisors", and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,

/s/ Goldman, Sachs & Co.
-----------------------
(Goldman, Sachs & Co.)